As filed with the Securities and Exchange Commission on May 5, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GOGORO INC.
(Exact name of registrant as specified in its charter)

Cayman Islands	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
11F, Building C,
No. 225, Section 2, Chang’an E. Rd.
SongShan District, Taipei City 105
Taiwan
+886 3 273 0900
(Address of principal executive offices, including zip code)

Gogoro Inc. 2013 Equity Incentive Award Plan
Gogoro Inc. 2016 Equity Incentive Award Plan
Gogoro Inc. 2019 Equity Incentive Award Plan
Gogoro Inc. 2022 Equity Incentive Award Plan
(Full title of the plan)
COGENCY GLOBAL INC.
122 East 42nd Street, 18th Floor,
New York, NY 10168
(212) 947-7200
(Name and address and telephone number, including area code, of agent for service)

Copies to:

Mark B. Baudler Steven V. Bernard Rachel Nagashima Wilson Sonsini Goodrich & Rosati Professional Corporation One Market Plaza Spear Tower, Suite 3300 San Francisco, CA 94105 (415) 947-2000	Hok-Sum Horace Luke Gogoro Inc. 11F, Building C, No. 225, Section 2, Chang’an E. Rd. SongShan District, Taipei City 105 Taiwan +886 3 273 0900
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
    Pursuant to the transactions contemplated by that certain Agreement and Plan of Merger (“Merger Agreement”), dated as of September 16, 2021, by and among Gogoro Inc. (“Registrant”), Poema Global Holdings Corp. (“Poema Global”), Starship Merger Sub I Limited (“Merger Sub”), and Starship Merger Sub II Limited (“Merger Sub II”). Pursuant to the Merger Agreement, (a) Merger Sub merged with and into Poema Global (the “First Merger”), with Poema Global surviving the First Merger as a wholly-owned subsidiary of the Registrant (such company, as the surviving entity of the First Merger, the “Surviving Entity”), and (b) immediately following the First Merger, the Surviving Entity merged with and into Merger Sub II (the “Second Merger,” and together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of the Registrant (collectively, the “Business Combination”). As a result of the Business Combination, and upon consummation of the Business Combination and the other transactions contemplated by the Merger Agreement, Merger Sub II became a wholly-owned subsidiary of the Registrant, with the shareholders of Poema Global becoming shareholders of the Registrant.
This Registration Statement on Form S-8 registers an aggregate of 40,467,241 ordinary shares, $0.0001 par value per share, of the Registrant (“Ordinary Shares”) available for issuance under the Registrant’s 2022 Equity Incentive Plan (the “2022 Plan”), which is comprised of (i) 26,633,840 Ordinary Shares initially reserved for issuance under the 2022 Plan, (ii) 5,843,249 Ordinary Shares subject to awards granted under the Company Incentive Plans (as defined in the Merger Agreement) that were assumed pursuant to the Merger Agreement (the “Assumed Awards”) that, on or after the effectiveness of the 2022 Plan, will become available for issuance under the 2022 Plan if the underlying Assumed Awards are forfeited to or repurchased by the Registrant due to failure to vest, or are withheld by the Registrant from Assumed Awards other than restricted stock for tax withholding obligations, and (iii) 7,990,152 Ordinary Shares reserved that may be issued under the 2022 Plan in accordance with Section 6.06 of the Merger Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement:

•The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2021, originally filed with the Securities and Exchange Commission (the “Commission”) on May 2, 2022;

•All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above (other than the portions of these documents not deemed to be filed); and

•The description of the Registrant’s ordinary shares that is contained in the Registrant’s Registration Statement on Form 8-A (Commission File No. 001-41327), filed with the Commission on March 15, 2022,  pursuant to Section 12(b) of the Exchange Act, as updated by any amendment or report filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime.

The Registrant’s amended and restated memorandum and articles of association provide that the Registrant shall indemnify its directors and officers (each, an “indemnified person”) to the maximum extent permitted by law against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such indemnified person's own dishonesty, willful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

In addition, the Registrant has entered into separate indemnification agreements with its directors and officers, pursuant to which the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims by reason of their being such a director or officer.

The Registrant has purchased and intends to maintain insurance on behalf of each person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

			Incorporated by Reference
Exhibit Number	Exhibit Description	Included herein	Form	Filing Date	Exhibit Number

3.1	Amended and Restated Memorandum and Articles of Association of the Registrant		20-F	05/02/22	1.1

4.1	Specimen Ordinary Share Certificate of the Registrant		F-4/A	03/02/22	4.1

4.2	The Registrant’s 2022 Equity Incentive Award Plan		F-4/A	03/15/22	10.11
4.3	The Registrant’s 2019 Equity Incentive Award Plan		F-4	11/18/21	10.10
4.4	The Registrant’s 2016 Equity Incentive Award Plan		F-4	11/18/21	10.9
4.5	The Registrant’s 2013 Equity Incentive Award Plan		F-4	11/18/21	10.8
5.1	Opinion of Walkers (Singapore) LLP	X

23.1	Consent of Deloitte & Touche, an independent registered accounting firm for the Registrant	X

23.2	Consent of Walkers (Singapore) LLP (included in Exhibit 5.1)	X

24.1	Power of Attorney (contained on the signature pages hereto)	X

107	Calculation of Filing Fee Table	X

Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) To file a post-effective amendment to this Registration Statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act (15 U.S.C. 77j(a)(3)) need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Taipei City, Taiwan, on the 5th day of May 2022.

GOGORO INC.

By:	/s/ Hok-Sum Horace Luke
Name:	Hok-Sum Horace Luke
Title:	Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below appoints Hok-Sum Horace Luke and Bruce Aitken, jointly, as such individual’s true and lawful attorneys-in-fact and agents with full power of substitution, for such individual in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto any said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or the individual’s substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Hok-Sum Horace Luke	Chief Executive Officer and Director	May 5, 2022
Hok-Sum Horace Luke	(Principal Executive Officer)

/s/ Bruce Morrison Aitken	Chief Financial Officer	May 5, 2022
Bruce Morrison Aitken	(Principal Financial and Accounting Officer)

/s/ Hui-Ming Cheng	Director	May 5, 2022
Hui-Ming Cheng

/s/ Ming-Shan Lee	Director	May 5, 2022
Ming-Shan Lee

/s/ Michael R. Splinter	Director	May 5, 2022
Michael R. Splinter

/s/ Homer Sun	Director	May 5, 2022
Homer Sun

/s/ Yoshihiko Yamada	Director	May 5, 2022
Yoshihiko Yamada

/s/ Chung-Yao Yin	Director	May 5, 2022
Chung-Yao Yin

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT
Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Gogoro Inc., has signed this registration statement or amendment thereto in the City of New York, State of New York, on May 5, 2022.

GOGORO INC.

By:	/s/ Colleen De Vries
Name:	Colleen De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.